As filed with the Securities and Exchange Commission on March 26, 2010.
Registration No. 333-39796

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
QUADRAMED CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1992861 (I.R.S. Employer Identification Number)

12110 Sunset Hills Road
Reston, Virginia 21090
(Address and telephone number of Registrant’s principal executive offices)

QUADRAMED CORPORATION 1999 SUPPLEMENTAL STOCK OPTION PLAN
LINKSOFT TECHNOLOGIES, INC. 1997 STOCK OPTION PLAN
OPTION GRANTED TO DAVID A. EPSTEIN PURSUANT TO A STOCK OPTION AGREEMENT, DATED SEPTEMBER 1, 1998, BY AND BETWEEN PRO INTERMED, INC. AND DAVID A. EPSTEIN
(Full title of the plans)

Chris Adams
Secretary
QuadraMed Corporation
12110 Sunset Hills Road
Reston, Virginia 20190
(703) 709-2300
(Name, address and telephone number of agent for service)

Copies to:
Michael J. Kennedy
Michael S. Dorf
Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY STATEMENT

QuadraMed Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on June 21, 2000 (File No. 333-39796) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that were registered for issuance pursuant to the QuadraMed Corporation 1999 Supplemental Stock Option Plan, the Linksoft Technologies, Inc. 1997 Stock Option Plan, and the Option, granted to David A. Epstein pursuant to a Stock Option Agreement, dated September 1, 1998, by and between Pro InterMed, Inc. and David A. Epstein (collectively, the “Plans”).

A total of 2,145,225 shares issuable to service providers of the Registrant pursuant to the Plans were registered under the Registration Statement. Subsequent to this registration, on June 13, 2008, the Registrant announced the effectiveness of the reverse split of its common stock in the ratio of one-for-five.

In connection with the Registrant’s filing of a Form 15 and suspension of duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, the Registration Statement is hereby amended to deregister any shares of Common Stock remaining unissued under the Plans.

PART II

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, California, U.S.A. on March 26, 2010.

QuadraMed Corporation

By:	/s/ Chris Adams
	Name:	Chris Adams
	Title:	Secretary